Exhibit 5.1

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

May 25, 2021

New Starship Parent Inc.

c/o FTAC Olympus Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104

Ladies and Gentlemen:

We have acted as counsel to New Starship Parent, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-4, including the proxy statement and prospectus contained therein (as amended or supplemented, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the registration by the Company of (a) 371,937,452 shares (the “Shares”) of Class A common stock, $0.01 par value per share, of the Company (the “Common Stock”); (b) 25,158,125 warrants entitling the holder to purchase one share of Common Stock of the Company at a price of $11.50 per Share (each, a “Warrant”) pursuant to the Warrant Agreement, dated as of August 25, 2020, between FTAC Olympus Acquisition Corp. (“FTAC”) and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), with respect to which the Company is to be the successor upon consummation of the Business Combination (as defined below); and (c) 25,158,125 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), in each case that may be issued pursuant to that certain Agreement and Plan of Reorganization, dated as of February 3, 2021, as amended on February 16, 2021 and on May 10, 2021 (the “Reorganization Agreement”), by and among FTAC, the Company, Starship Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of the Company, Starship Merger Sub II Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Payoneer Inc., a Delaware corporation (the “Business Combination”).

In connection with this opinion letter, we have examined the Registration Statement in the form filed with the SEC on the date hereof and originals, or copies certified or otherwise identified to our satisfaction, of (i) the form of Amended and Restated Certificate of Incorporation of the Company to be effective upon the Business Combination (the “Certificate of Incorporation”), (ii) the form of Amended and Restated Bylaws of the Company to be effective upon the Business Combination, (iii) the Reorganization Agreement, (iv) the Warrant Agreement and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

In rendering this opinion, we have assumed that, prior to the issuance of the Shares, Warrants and Warrant Shares, all approvals for the issuance of the Shares, Warrants and Warrant Shares referred to in the Registration Statement will have become effective and the current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 242 of the DGCL and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation. We have also assumed that (i) the Shares and Warrants will be issued in the manner described in the Registration Statement and in accordance with the terms of the Reorganization Agreement and (ii) the Warrant Shares will be issued in the manner described in the Registration Statement and in accordance with the Warrant Agreement against payment therefor, and upon delivery of the Shares, Warrants and Warrant Shares, if uncertificated, valid book-entry notations for the issuance of the Shares, Warrants and Warrant Shares in uncertificated form will have been duly made in the register of the Company, or if certificated, the certificates representing the Shares, Warrants and Warrant Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof that (i) the Shares have been duly authorized by the Company and, when issued by the Company upon consummation of the Business Combination in accordance with the provisions of the Reorganization Agreement, will be validly issued, fully paid, and non-assessable, (ii) the Warrant Shares have been duly authorized by the Company and, when issued by the Company against payment therefor, and in accordance with the provisions of the Warrant Agreement, will be validly issued, fully paid, and non-assessable and (iii) the Warrants are legal, valid and binding obligations of the Company.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

The opinions expressed herein are limited to the Federal laws of the United States, State of New York, and the Delaware General Corporation Law and reported judicial decisions applicable thereto and we express no opinion as to laws of any other jurisdiction.

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP